Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Globavend Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares	457(o)	2,156,250	$5.00	$10,781,250	0.0001102	1,188.09
	Equity	Ordinary Shares	457(o)	1,680,210	$5.00	$8,401,050	0.0001102	925.80
Fees Previously Paid								-
	Total Offering Amounts							2,113.89
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							2,113.89

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act. Includes the Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(3)	This Registration Statement also covers the resale by the Selling Shareholder of up to 1,680,210 Ordinary Shares as named in the Registration Statement. Estimated solely for purposes of calculating the registration fee in accordance with Rules 257(p) under the Securities Act of 1933, as amended.